NYSE Regulation

Janice O'Neill
Senior Vice President
Corporate Compliance

11 Wall Street
New York, NY 10005
T +1 212 656 2407
F +1 212 656 5780
joneill@nyx.com

Via Electronic and U.S. Mail

January 17, 2012

Mr. Robert Davis
Chief Executive Officer, Chief Financial Officer & Chief Operating Officer
Cycle Country Accessories Corp.
1701 38th Avenue West
Spencer, IA 51301

Dear Mr. Davis:

NYSE Amex LLC (the "Exchange" or "NYSE Amex"), as a self-regulatory organization, has the responsibility to provide a fair and orderly marketplace to issuers and to the investing public. Included in these responsibilities is the obligation to take appropriate steps to ensure that companies listed on the NYSE Amex market comply with applicable continued listing standards. Investors in companies listed on the Exchange have a reasonable expectation that those companies comply with such listing standards or, at a minimum, have a plan in place to return to compliance within a specified time.

A review of the Securities and Exchange Commission's (the "SEC") EDGAR database indicates that Cycle Country Accessories Corp. (the "Company") has yet to file its Form 10-K for the year ended September 30, 2011. The timely filing of such report is a condition for the Company's continued listing on the Exchange, as required by Sections 134 and 1101 of the Exchange's Company Guide (the "Company Guide").[1] In addition, the Company's failure to timely file this report is a material violation of its listing agreement with the Exchange and therefore, pursuant to Section 1003(d) of the Company Guide, the Exchange is authorized to suspend and, unless prompt corrective action is taken, remove the Company's securities from the Exchange.

As a result of the foregoing, the Company has become subject to the procedures and requirements of Section 1009 of the Company Guide. Accordingly, the Company must contact Brian Raveling at (212) 656-2511 by January 23, 2012 to confirm receipt of this letter, discuss any new developments of which the Exchange staff may be unaware, and indicate whether or not it intends to submit a plan of compliance as discussed below.

In order to maintain its listing, the Company must submit a plan by January 31, 2012 advising the Exchange of action it has taken, or will take, that would bring the Company into compliance with Sections 134 and 1101 of the Company Guide by no later than April 16, 2012 (the "Plan"). The Plan should include any specific milestones and details related to completion of the filing, including any applicable documentation. The Corporate Compliance Department management will evaluate the Plan,

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[1] The Company Guide may be accessed at www.nyse.com/regulation.

including any supporting documentation, and make a determination as to whether the Company has made a reasonable demonstration in the Plan of an ability to regain compliance with the applicable continued listing standards by April 16, 2012, in which case the Plan will be accepted. If the Plan is accepted, the Company will remain listed during the plan period, during which time it will be subject to periodic review to determine whether it is making progress consistent with the Plan.[2]

Please be advised that, if the Company does not submit a Plan, or submits a Plan that is not accepted, it will be subject to delisting proceedings. Furthermore, if the Plan is accepted but the Company is not in compliance with the continued listing standards by April 16, 2012, or does not make progress consistent with the Plan during the plan period, the Exchange staff will initiate delisting proceedings as appropriate. The Company may appeal a staff determination to initiate delisting proceedings in accordance with Section 1010 and Part 12 of the Company Guide.

This letter constitutes notice of a failure to satisfy certain of the Exchange's continued listing standards. The Company is required to file a current report on Form 8-K pursuant to Item 3.01 of that Form within the requisite time periods. The Company must also issue a press release, pursuant to Section 402 of the Company Guide, contemporaneously with the filing of the Form 8-K that discloses receipt of this letter and the fact that it is not in compliance with the specified provisions of the Exchange's continued listing standards.[3] Please note, however, that satisfying these filing and publication requirements does not relieve the Company of its obligation to assess the materiality of this letter on an ongoing basis under the federal securities laws nor does it provide a safe harbor under the federal securities laws or otherwise. Accordingly, the Company should consult with securities counsel regarding disclosure and other obligations mandated by law.

Additionally, please be advised that the Company will be included in a list of issuers that are not in compliance with the Exchange's continued listing standards. This list is posted daily on www.nyse.com/regulation and includes the specific listing standard(s) that the company is not compliant with. Furthermore, the Exchange is utilizing the financial status indicator fields in the Consolidate Tape Association's Consolidated Tape System ("CTS") and Consolidated Quote Systems ("CQS") High Speed Tapes to identify companies that are noncompliant with the Exchange's continued listing standards and/or are delinquent with respect to a required federal securities law periodic filing. Therefore, the Company will become subject to the indicator .LF to denote its noncompliance.[4] The indicator will not change the Company's trading symbol itself, but will be disseminated as an extension of the Company's symbol on the CTS and CQS whenever the Company's trading symbol is transmitted with a quotation or trade. Both the website posting and indicator will remain in effect until such time as the Company has regained compliance with all applicable continued listing standards.

This letter and any response may constitute non-public information in accordance with federal securities laws, and you may wish to consult with your legal counsel about the Company's obligations in this regard. The only designated representatives at the Exchange with which this matter should be discussed

[2]In the event the Company's plan of compliance is accepted, the Company will be required to issue a press release disclosing the fact that it is not in compliance with the continued listing standards of the Exchange and that its listing is being continued pursuant to an extension. The press release must be issued within four (4) business days from notification that the Plan has been accepted.

[3]This notice should be e-mailed to the Market Watch Department at nyxalert@nyx.com and Brian Raveling at braveling@nyx.com.

[4]Please note that companies that do not comply with the Exchange's qualitative and/or quantitative continued listing standards will become subject to the website posting and indicator .BC.

are staff members of the Corporate Compliance and Market Watch Departments. Further, as I am sure you are aware, pursuant to Section 910 of the Company Guide, Designated Market Makers ("DMM") must be treated as members of the public and, accordingly, no non-public information should be discussed with or otherwise disclosed to the Company's DMM.

The Exchange remains hopeful that the Company will be able to maintain its listing. If you are in need of any assistance in this matter, please do not hesitate to contact Brian Raveling at (212) 656-2511.

Sincerely,

Janice O'Neill/ejm